Exhibit 99.1

NEWMARKET CORPORATION ANNOUNCES CONTINUED EARNINGS IMPROVEMENT

Richmond, VA, January 31, 2006 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the fourth quarter and year 2005.

Earnings for the fourth quarter 2005, excluding special items, were $8.0 million, or $.46 per share, which was an improvement over net income for the fourth quarter 2004 of $2.9 million, or $.17 per share. Net income for the fourth quarter 2005, including the $3.1 million benefit of a special item, was $11.1 million, or $.64 per share.

For the year 2005, earnings, excluding certain special items, were $33.7 million, or $1.95 per share, a significant improvement over earnings on the same basis for the year 2004 of $24.7 million, or $1.43 per share. Including the special items, net income for the year 2005 was $42.4 million, or $2.45 per share, while net income for the year 2004 was $33.1 million, or $1.92 per share. A description of the special items as well as a reconciliation of net income under U.S. generally accepted accounting principles (GAAP) to earnings, excluding special items, is included at the end of this earnings release for further clarification.

Petroleum additives sales surpassed the billion dollar level for the year 2005 reaching $1.1 billion, an increase of $182 million, or 21 percent over year 2004 sales of $884.6 million. Increased shipments accounted for approximately $80 million, with price increases during the year accounting for the remainder. Sales of petroleum additives for the fourth quarter grew to $293.3 million compared to sales for the fourth quarter of last year of $229.1 million.

The increase in earnings for the fourth quarter and year 2005 over the same periods last year reflect significant improvements in the petroleum additives segment operating profit. For the year 2005, petroleum additives operating profit reached $62.6 million, an increase of $19.1 million, or 44 percent over year 2004 operating profit of $43.5 million on a similar basis. Operating profit for the fourth quarter improved to $18.4 million compared to operating profit for the fourth quarter of last year of $4.7 million. When comparing the year 2005 to 2004, the growth in operating profit is a result of the increased volume of products sold and an improved mix of sales, which included higher margin products. These improvements came from a variety of our businesses and are reflective of our increased focus to provide unique technical and marketing solutions to our customers.

Tetraethyl lead (TEL) operating profit for the year 2005, excluding special items, was $14.4 million, compared to earnings of $24.5 million on this same basis for 2004. The market for this product continues to decline, and the exit of a large customer from leaded gasoline in 2005 contributed to our large decline in TEL earnings. We expect to see a continued decline in volume year on year, with cost management and price increases somewhat offsetting the volume decline.

Our cash flow was excellent for the year and we ended the year with no drawn bank debt. We are well positioned from a cash standpoint to implement the stock buyback program approved by the Board, continue our efforts in the acquisition arena and investigate alternate uses of cash and leverage.

The year 2005 was a good year for NewMarket Corporation and included many achievements and continuing challenges. The dedicated team of Afton employees surpassed the billion dollar mark of petroleum additives sales and achieved improved earnings in a very competitive market. These achievements, combined with the contribution from Ethyl’s TEL operations, enabled us to pay off all of our bank debt in 2005 and to begin building cash for future opportunities and resulted in the upgrading of our credit rating during the year by S&P. We enter 2006 with many challenges facing our business including the continuing, rising cost of raw materials in our petroleum additives operations and the volume decline in demand for TEL around the world. As we look forward, we expect TEL will earn less in 2006 than in 2005 and will continue to be a declining contributor to the profit of the Corporation. We expect that Petroleum Additives will earn more in 2006 than in 2005 as we continue to bring value added solutions to our customers. While the challenges remain, the entire NewMarket team is motivated and ready to build on our strong foundation.

Sincerely,

Thomas E. Gottwald

As noted, net income for the fourth quarter 2005 and full year income for both 2005 and 2004 include certain special items. The Company has reported net income including special items, as well as earnings excluding special items and related per share amounts in this release. The Company believes that even though earnings excluding special items are not required by or presented in accordance with GAAP, this additional measure enhances understanding of the Company’s performance. This is because earnings excluding special items excludes the impact of certain non-recurring items and enhances period to period comparability. Earnings excluding special items should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to earnings excluding special items.

Summary of Earnings for the Fourth Quarter and Year:

	Fourth Quarter Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Net Income
Net income	$11.1	$2.9	$42.4	$33.1
(Less) Special items:
Benefit of insurance settlements	—	—	(2.5)	(8.4)
Gain on sales of property	(3.1)	—	(5.0)	—
Benefit of tax settlement	—	—	(1.2)	—
		—		—

Earnings excluding Special items	$8.0	$2.9	$33.7	$24.7

Diluted Earnings Per Share:
Net income	$0.64	$0.17	$2.45	$1.92
(Less) Special items:
Benefit of insurance settlements	—	—	(0.14)	(0.49)
Gain on sales of property	(0.18)	—	(0.29)	—
Benefit of tax settlement	—	—	(0.07)	—

Earnings excluding Special items	$0.46	$0.17	$1.95	$1.43

As a reminder, a conference call and Internet web cast is scheduled for 10:00 a.m. EST on Thursday, February 2, 2006, to review fourth quarter 2005 and year end financial results. You can access the conference call live by dialing 877-407-8031 (domestic) or 201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until February 7, 2006 at 11:59 p.m. by dialing 877-660-6853 (domestic) and 201-612-7415 (international). The account number is 286. The conference ID number is 188360. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of our 2004 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Net sales:
Petroleum additives	$293.3	$229.1	$1,066.9	$884.6
Tetraethyl lead	0.4	2.1	8.6	9.5

Total	$293.7	$231.2	$1,075.5	$894.1

Segment operating profit:
Petroleum additives before special item	$18.4	$4.7	$62.6	$43.5
Special item (a)	—	—	—	0.8

Petroleum additives	18.4	4.7	62.6	44.3

Tetraethyl lead before special items	(1.1)	4.3	14.4	24.5
Special items (a)	—	—	3.9	12.5

Tetraethyl lead	(1.1)	4.3	18.3	37.0

Contract manufacturing and other	0.9	0.9	2.7	1.7

Segment operating profit	18.2	9.9	83.6	83.0

Corporate unallocated expense	(4.7)	(3.9)	(14.2)	(14.8)
Special items (b)	4.9	—	7.8	—
Interest expense	(3.9)	(4.3)	(16.8)	(18.3)
Other expense, net	(1.0)	(1.5)	(3.4)	(5.3)

Income before income taxes	$13.5	$0.2	$57.0	$44.6

Net income:
Earnings excluding special items	$8.0	$2.9	$33.7	$24.7
Special items (a) (b) (c)	3.1	—	8.7	8.4

Net income	$11.1	$2.9	$42.4	$33.1

Basic earnings per share:
Earnings excluding special items	$0.47	$0.17	$1.98	$1.45
Special items (a) (b) (c)	0.18	—	0.51	0.50

Basic earnings per share	$0.65	$0.17	$2.49	$1.95

Diluted earnings per share:
Earnings excluding special items	$0.46	$0.17	$1.95	$1.43
Special items (a) (b) (c)	0.18	—	0.50	0.49

Diluted earnings per share	$0.64	$0.17	$2.45	$1.92

Notes to Segment Results and Other Financial Information

Certain prior periods have been reclassified to conform to the current presentation.

(a)	The special item of $3.9 million ($2.5 million after income taxes) in the tetraethyl lead segment for twelve months 2005 represents the gain associated with the insurance settlement related to premises asbestos liabilities.

The 2004 special item in the petroleum additives segment operating profit of $800 thousand and the tetraethyl lead segment operating profit of $12.5 million represents a gain on an insurance settlement related to environmental issues. The aggregate after tax gain was $8.4 million.

(b)	The special items for both twelve months 2005 and fourth quarter 2005 are gains on sales of corporate property. The after tax gain amounted to $5.0 million for twelve months 2005 and $3.1 million for the fourth quarter 2005.
(c)	Net income for the twelve months ended December 31, 2005 includes a benefit of $1.2 million related to the settlement of certain tax years with the Internal Revenue Service.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Net sales	$293,656	$231,161	$1,075,544	$894,109
Cost of goods sold	241,843	191,883	875,286	715,809

Gross profit	51,813	39,278	200,258	178,300

Operating profit from TEL marketing agreements services	3,525	6,287	23,154	33,226

Selling, general, and administrative expenses	25,581	24,698	96,810	96,855
Research, development, and testing expenses	17,398	16,405	65,394	65,356
Special item income (a)	4,922	—	11,668	13,245

Operating profit	17,281	4,462	72,876	62,560

Interest and financing expenses	3,929	4,312	16,849	18,254
Other income, net	182	83	925	324

Income before income taxes	13,534	233	56,952	44,630
Income tax expense (benefit) (b)	2,383	(2,679)	14,571	11,572

Net income	$11,151	$2,912	$42,381	$33,058

Basic earnings per share	$0.65	$0.17	$2.49	$1.95

Diluted earnings per share	$0.64	$0.17	$2.45	$1.92

Shares used to compute basic earnings per share	17,071	16,976	17,028	16,916

Shares used to compute diluted earnings per share	17,341	17,318	17,320	17,199

Notes to Consolidated Statements of Income

(a)	Special items for twelve months 2005 include gains of $7.8 million ($5.0 million after tax) on sales of corporate property, and a gain of $3.9 million ($2.5 million after tax) associated with the insurance settlement related to premises asbestos liabilities. The special item for the fourth quarter 2005 was related to a gain on the sale of corporate property amounting to $3.1 million after tax.

The 2004 special item represents a gain on an insurance settlement related to environmental issues. The after tax gain was $8.4 million.

(b)	Income tax expense for the twelve months ended December 31, 2005 includes a benefit of $1.1 million related to the settlement of certain tax years with the Internal Revenue Service.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31 2005 (unaudited)	December 31 2004
ASSETS

Current assets:
Cash and cash equivalents	$56,413	$28,778
Restricted cash	1,419	1,706
Trade and other accounts receivable, less allowance for doubtful accounts ($1,045 - 2005; $1,067 - 2004)	186,678	158,423
Receivable - TEL marketing agreements services	2,782	3,298
Inventories	151,999	157,789
Prepaid expenses	3,119	2,387
Deferred income taxes	9,289	7,874

Total current assets	411,699	360,255

Property, plant and equipment, at cost	764,945	777,105
Less accumulated depreciation and amortization	610,939	610,876

Net property, plant and equipment	154,006	166,229

Prepaid pension cost	18,316	20,101
Deferred income taxes	23,157	4,367
Other assets and deferred charges	44,480	68,961
Intangibles, net of amortization	49,874	56,282

Total assets	$701,532	$676,195

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$88,350	$75,719
Accrued expenses	58,847	52,710
Book overdraft	4,222	5,015
Long-term debt, current portion	640	601
Income taxes payable	14,728	6,138

Total current liabilities	166,787	140,183

Long-term debt	153,189	183,837
Other noncurrent liabilities	115,496	120,293

Shareholders’ equity
Common stock and paid in capital (without par value) Issued - 17,081,559 in 2005 and 16,980,759 in 2004	85,162	84,724
Accumulated other comprehensive loss	(30,511)	(21,870)
Retained earnings	211,409	169,028

	266,060	231,882

Total liabilities and shareholders’ equity	$701,532	$676,195